FORM 8-K/A



                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549

                       AMENDMENT TO APPLICATION OR REPORT
                 FILED PURSUANT TO SECTION 12, 13, OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                         INSIGNIA FINANCIAL GROUP, INC.
               (Exact name of registrant as specified in charter)


                                AMENDMENT NO. 1

      The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Report on Form 8-K dated October 10, 1997 and filed on October 22, 1997 as set forth in the pages attached hereto:

      Item 7      Financial Statements and Exhibits

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    INSIGNIA FINANCIAL GROUP, INC.


                                    By:  /s/James A. Aston
                                         James A. Aston
                                         Chief Financial Officer



DATE: December 23, 1997


Item 7.  Financial Statements and Exhibits

         (a)  Financial Statements of Businesses Acquired

             (i). Combined Financial Statements for Realty One, Inc. and Corporate Relocation Management, Inc., Financial Statements for First Ohio Escrow Corporation, Inc. and Financial Statements for First Ohio Mortgage Corporation as of December 31, 1996 with Independent Auditor's Reports.

             (ii). Unaudited Combined Financial Statements for Realty One, Inc. and Corporate Relocation Management, Inc., Unaudited Financial Statements for First Ohio Escrow Corporation, Inc. and Unaudited Financial Statements for First Ohio Mortgage Corporation as of September 30, 1997 and 1996.

         (b)  Unaudited Pro Forma Condensed Consolidated Financial Statements

         (c)  Exhibits

              Reference is made to Form 8-K Item 7(c) dated October 10, 1997 and filed October 22, 1997 for a list of exhibits which are incorporated herein by reference.


(a)  Financial Statements of Businesses Acquired

     (i) Realty One, Inc. and Corporate Relocation Management, Inc. Combined Financial Statements
         December 31, 1996






                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.


                                    CONTENTS


REPORT LETTER                                                             4

FINANCIAL STATEMENTS
   Combined Balance sheet                                               5 - 6

   Combined Statement of Income                                           7

   Combined Statement of Stockholders' Equity                             8

   Combined Statement of Cash Flows                                       9

   Notes to Combined Financial Statements                              10 - 15



                          Independent Auditor's Report



To the Board of Directors
  and Stockholders
Realty One, Inc.
Corporate Relocation Management, Inc.



We have audited the accompanying combined balance sheet of Realty One, Inc. and Corporate Relocation Management, Inc. as of December 31, 1996 and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Realty One, Inc. and Corporate Relocation Management, Inc. as of December 31, 1996 and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                          Plante & Moran, LLP

September 3, 1997


                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996


ASSETS

CURRENT ASSETS
 Cash                                                                      $   537,625
 Commissions receivable, less allowance for cancellations of $2,548,278      9,215,650
 Accounts receivable:
  Trade                                                                      2,593,136
  Sales associates                                                             636,530
  Affiliates (Note 2)                                                          310,943
  Other                                                                        292,869
 Prepaid expenses and other current assets                                     371,157

   Total current assets                                                     13,957,910

PROPERTY AND EQUIPMENT (NOTE 3)                                              9,130,874

OTHER ASSETS
 Intangible assets                                                           2,559,295
 Investments (Note 4)                                                          732,731
 Deposits and other                                                             60,570

   Total other assets                                                        3,352,596

   Total assets                                                            $26,441,380

See Notes to Combined Financial Statements

                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable - trade (Note 2)                                                        $  1,180,423
 Line of credit (Note 5)                                                                     2,320,485
 Commissions payable - sales agents, less allowance for cancellation of $1,375,629           5,450,488
 Accrued expenses                                                                              335,328
 Accrued bonus                                                                               3,504,152
 Current portion of long-term debt (Note 6)                                                  1,570,061
 Current portion of capital lease obligations (Note 7)                                         431,902

  Total current liabilities                                                                 14,792,839

LONG-TERM LIABILITIES
 Long-term debt, net of current position (Note 6)                                            4,790,819
 Capital lease obligations, net of current portion (Note 7)                                    924,838

  Total long-term liabilities                                                                5,715,657

  Total liabilities                                                                         20,508,496

STOCKHOLDERS' EQUITY
 Voting common stock, no par value, 10,000 shares authorized, issued and outstanding           155,464
 Voting common stock, no par value, 750 shares authorized, issued and outstanding                5,000
 Nonvoting common stock, no par value, 190,000 shares authorized, issued and outstanding     2,953,817
 Additional paid-in capital                                                                    175,000
 Retained earnings                                                                           2,643,603

  Total stockholders' equity                                                                 5,932,884

  Total liabilities and stockholders' equity                                               $26,441,380

See Notes to Combined Financial Statements

                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                          COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996



REVENUE
 Brokerage commissions                                       $137,747,743
 Less co-broker commissions                                    62,294,684

  Net brokerage commissions                                    75,453,059

 Net management revenue                                         1,715,967

 Other revenue                                                  1,501,383

  Total gross revenue                                          78,670,409

COMMISSIONS EXPENSE                                            43,806,882

  Net revenue                                                  34,863,527

OPERATING EXPENSES
 Compensation and benefits                                     13,961,587
 Facilities                                                     4,518,597
 General and administrative                                     6,583,770
 Marketing and promotion                                        5,304,063
 Communications                                                 1,493,269
  Total operating expenses                                     31,861,286

OPERATING INCOME                                                3,002,241

OTHER INCOME (EXPENSES)
 Amortization                                                    (151,765)
 Interest expense                                                (765,493)
 Interest income                                                    4,603
 Gain on investment                                                 47,240

  Total other expense                                            (865,415)

  Net income                                                $   2,136,826

See Notes to Combined Financial Statements

                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1996

                                 Voting     Voting     Nonvoting   Additional
                                 Common     Common      Common      Paid-In     Retained
                                  Stock     Stock        Stock      Capital     Earnings      Total
BALANCE - December 31, 1995   $155,464      $5,000   $2,953,817    $175,000   $1,933,670   $5,222,951

Net income                          --          --           --          --    2,136,826    2,136,826

Distribution                         --         --           --           --  (1,426,893)  (1,426,893)

BALANCE - December 31, 1996   $155,464      $5,000   $2,953,817    $175,000   $2,643,603   $5,932,884

See Notes to Combined Financial Statements

                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                           $2,136,826
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                                        2,118,020
  Loss on sale of property and equipment                                                  11,391
  Gain on investment                                                                     (47,240)
  Changes in certain assets and liabilities:
   Commissions receivable                                                                  4,871
   Accounts receivable:
     Trade                                                                            (1,140,997)
     Sales associates                                                                   (109,612)
     Affiliates                                                                          (45,289)
     Other                                                                               143,887
   Prepaid expenses and other current assets                                              (2,182)
   Deposits and other                                                                     71,889
   Accounts payable - trade                                                             (672,869)
   Commissions payable - sales agents                                                    (33,803)
   Accrued expenses                                                                     (351,219)
   Accrued bonus                                                                        (106,516)

      Net cash provided by operating activities                                        1,977,157

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment                                                  (1,777,232)
 Proceeds from sale of property and equipment                                             13,248
 Increase in cash surrender value of life insurance policies                             (18,816)
 Increase in investments                                                                 (72,782)

      Net cash used in investing activities                                           (1,855,582)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from long-term debt                                                          8,587,476
 Payments on long-term debt                                                           (8,524,597)
 Payments on capital lease obligations                                                  (390,535)
 Proceeds from lines of credit, net of repayments                                      2,135,764
 Distributions paid                                                                   (1,426,893)

      Net cash provided by financing activities                                          381,215

NET INCREASE IN CASH                                                                     502,790

CASH - Beginning of the year                                                               34,835

CASH - End of the year                                                               $    537,625

CASH PAID FOR INTEREST                                                               $    794,513

NONCASH INVESTING AND FINANCING ACTIVITIES - Leases capitalized                      $    873,709


                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - The combined financial statements include the accounts of Realty One, Inc., (ROI) and Corporate Relocation Management, Inc. (CRM) (collectively the Companies). ROI and CRM have common stockholders. ROI is engaged in real estate brokerage in the Northern Ohio area and also provides management services for commercial, residential and condominium properties. CRM is engaged in relocation management and marketing assistance activities including, but not limited to, the acquisition and resale of real estate throughout the United States. Included in trade accounts receivable are expenses paid by CRM for the acquisition, maintenance and sale of real estate owned by employees of CRM's clients. These amounts are subsequently reimbursed by their clients. All significant intercompany balances and transactions have been eliminated in the combined financial statements.

Revenue Recognition - ROI recognizes commission revenue and commission expense related to real estate sales transactions at the time a purchase and sale agreement is signed. Allowances are recorded for amounts that are estimated to be ultimately not recognized.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the purchased assets. Depreciation on leased assets is computed on the straight-line method over the lesser of the useful life or lease term. Costs of maintenance and repairs are charged to expense when incurred.

Intangible Assets - Intangible assets include goodwill of $2,334,295 (net of accumulated amortization of $801,642) and a covenant not to compete of $225,000 (net of accumulated amortization of $525,000) arising from acquisitions of various real estate brokerages. Goodwill and the covenant are being amortized on the straight-line method over 40 years and 10 years, respectively. Amortization expense totaled $151,765 for 1996.

Income Taxes - The Companies have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes is recorded.

Customer Deposits and Custodial Funds Held in Escrow - ROI has a fiduciary responsibility for real estate escrow and custodial funds in the amount of $1,188,772 at December 31, 1996. The related trust cash accounts and corresponding custodial liability are not included in the accompanying combined balance sheet.

401(k) Plan - The Companies offer a 401(k) Plan to employees. Under this Plan, employees can elect to have a portion of their wages deferred and set aside for retirement. The Companies match eligible employee contributions as defined in the Plan document. The Companies contributed $59,583 to the Plan in 1996.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company shares similar ownership and management with several partnerships and corporations.

Revenue earned from affiliates includes office rentals, maintenance, marketing services and other management services. ROI has also entered into an agreement to lease its corporate offices from an affiliate. In addition, ROI advances funds to certain related entities on a short-term basis.


Receivables from affiliates consist of:
Receivables from various entities, due on demand, for maintenance performed,
management fees and other operating expenses.                                   $  78,105
Receivable from affiliated company, due on demand, for rentals and advertising
services provided by ROI.                                                         232,838
Total                                                                           $ 310,943

Included in accounts payable at December 31, 1996 is $39,736 payable to an entity related through common ownership, pursuant to a lease agreement.

The following transactions occurred during the year:

   Revenue
      Maintenance fees                                            $   963,003
      Management fees                                                 628,581
      Office rentals                                                  213,900
      Marketing services                                              153,739
         Total revenue                                             $1,959,223
   Expenses
      Office rentals                                               $1,683,304

NOTE 3 - PROPERTY AND EQUIPMENT

The Company owns real and tangible personal property as follows:

                                                                Estimated Useful
                                                                 Lives in Years
     Land                                      $     843,610           --
     Building and improvements                     2,256,019         20-40
     Leasehold improvements                        6,473,897          1-10
     Furniture and office equipment                4,798,152           5
     Computer equipment                            1,564,792           5
     Automobiles                                     303,598           5
     Equipment under capital leases                2,276,170          1-10
     Construction in progress                        493,833
       Total cost                                 19,010,071
     Accumulated depreciation and amortization     9,879,197
       Net carrying amount                      $  9,130,874

Depreciation expense, including depreciation for equipment under capital leases, totaled $1,966,255 in 1996.

NOTE 4 - INVESTMENTS

ROI has invested in Realty One Land Company, which has purchased certain properties for residential development. The Company uses the equity method of accounting for investment in the land company. Under this method, the investment is carried at cost, adjusted for the Company's proportionate share of undistributed earnings and losses.

Investments in land are recorded at cost and the Company capitalizes all costs incurred with maintaining the properties. Investments consist of the following:

  Realty One Land Company                                            $439,371
  Land                                                                187,166
  Cash surrender value of officers' life insurance                    104,636
  Other                                                                 1,558
                                                                     $732,731

NOTE 5 - LINE OF CREDIT

CRM has a $3 million line of credit with a bank which is collateralized by accounts receivable and documents of title and is guaranteed by ROI. Borrowings bear interest at CRM's option of prime or LIBOR plus two and one-half percent.

NOTE 6 - LONG-TERM DEBT

Revolving credit agreement with a bank, with a $5,500,000 borrowing limit, collateralized by all Company property and receivables.
Advances on the credit line are payable at the maturity date of
September 30, 1999 and monthly interest payments at the Company's option of three rates - (i) the prime rate, (ii) the bank's Money
Market rate plus a specified margin, as defined, or (iii) the bank's Cost of Funds rate plus two and one-half percent.  The rate
in effect at December 31, 1996, was 6.0%                           $1,983,000

Term loan with a bank, with a $4,500,000 borrowing limit,
collateralized by all ROI property and receivables, payable in monthly installments of $75,000 plus interest at ROI's option of three rates - (i) prime rate, (ii) the bank's Money Market Rate plus margin, as defined, or (iii) the bank's Cost of Funds rate plus two and one-half percent.  The rate in effect at December 31,
1996 was 6.0%.  Any remaining principal amounts outstanding are due
and payable at expiration date of June 1, 2001.                     3,415,000

Note payable to an individual, unsecured, due on demand, and interest varying with the prime lending rate.  Personally
guaranteed by one of the stockholders.                                400,000

Note payable to former owners of an acquired company, unsecured and payable in monthly installments of $6,250, non-interest bearing.
Final payment due 1999.                                               225,000

Note payable to former owners of an acquired company, unsecured and payable in monthly installments of $6,251 including interest at
9.0%.  Final payment due December 1999.  Personally guaranteed by
the stockholders of the Company.                                      196,494

Notes payable to a bank, collateralized by vehicles, with monthly installments ranging from $350 to $866, and interest rates ranging
from 7.75% to 9.50% maturing through 2000.                             60,619

Note payable to an individual, unsecured, payable in annual
installments ranging from $15,400 to $17,400, non-interest bearing.
Final payment due January 1998.                                        34,600

Note payable to individual, collateralized by real estate, payable in quarterly installments of $6,125 plus interest at 8%.  Final
payment due September 1997.                                            18,375

Note payable to a former owner of an acquired company, unsecured and payable in nine annual installments of $6,000, plus interest accruing at a rate equal to the greater of (i) the prevailing short-term money market rate of interest or (ii) the Applicable
Federal Rate (AFR) using long-term rates on annual compounding
assumptions (7.63% at December 31, 1996).  Final payment due 1999.     18,000

Note payable to former owner of an acquired company, unsecured and payable in monthly installments of $1,354, non-interest bearing.
Final payment due April 1997.                                           5,417

Note payable to former owner of an acquired company, unsecured and payable in monthly installments of $292, non-interest bearing.
Final payment due March 1998.                                           4,375

Total long-term debt                                                6,360,880

Less current portion                                                1,570,061

Long-term debt, net of current portion                             $4,790,819

The term loan and revolving credit agreement contain various covenants which require, among other things, the maintenance of minimum levels of net worth and debt service coverage, as defined, and certain restrictions with respect to additional borrowings.

The revolving credit agreement also calls for a quarterly commitment fee of 1/4% per annum on the unused credit line for the length of the agreement.

Minimum principal payments on long-term debt to maturity as of December 31, 1996 are as follows:

                       1997                 $1,570,061
                       1998                  1,085,835
                       1999                  3,052,420
                       2000                    652,564

                       Total                $6,360,880


NOTE 7 - LONG-TERM LEASES AND OTHER COMMITMENTS

Equipment under capital leases is recorded at the cost of the equipment at the inception of the lease. At December 31, 1996, future minimum lease payments under capital leases amounted to the following:

      1997                                               $   507,412
      1998                                                  389,334
      1999                                                  282,087
      2000                                                  249,802
      2001                                                  102,151

                 Total                                    1,530,786

      Less amounts representing interest, sales tax and     174,046
        maintenance charges

      Present value of net minimum lease payment under    1,356,740
        capital leases

      Less current portion                                  431,902

      Capital lease obligations, net of current portion  $   924,838


The net carrying amount of office equipment recorded under capital leases included with company owner property and equipment totaled $1,343,700 at December 31, 1996, net of accumulated depreciation of $957,860.

The Company operates principally in leased premises. Outstanding lease terms generally range from 5 to 10 years with options of renewal for additional periods.

At December 31, 1996, the approximate future minimum lease payments under operating leases, including lease agreements with entities related through common ownership are as follows:

                                  RELATED
                                  PARTIES          OTHER             TOTAL
     1997                      $ 1,521,450     $ 2,499,832       $ 4,021,282
     1998                        1,430,455       2,132,316         3,562,771
     1999                        1,350,331       1,654,888         3,005,219
     2000                        1,254,387       1,239,548         2,493,935
     2001                        1,147,548       1,065,851         2,213,399
     2002 and beyond             3,873,586       2,648,145         6,521,731

           Total               $10,577,757     $11,240,580       $21,818,337

Rental expense under all operating leases, including amounts paid to affiliates (Note 2) was $3,757,480 for 1996.

ROI has guaranteed the debt of entities related through common ownership. At December 31, 1996, the outstanding balance of the debt was $19,792,134 (including CRM line of credit).

NOTE 8 - CONTINGENCIES

ROI is uninsured for errors and omissions on real estate sales transactions brokered by ROI or its sales agents. ROI has recorded a liability for further losses due to errors and omissions claims of $150,000 at December 31, 1996. Total expenses incurred to settle errors and omissions claims were $63,460 in 1996.

ROI is a defendant in a lawsuit filed by an international franchise organization and some of its local franchisee companies who have asserted claims against ROI and another Ohio real estate broker. Those claims include antitrust allegations, unfair competition allegations, and other related claims. The lawsuit asserts claims for an unspecified amount of damages and equitable relief. ROI has denied all those claims and asserted its own counterclaims against the plaintiffs for antitrust violations and unfair competition. On March 19, 1996, the district court granted ROI's motion for summary judgment on all of the plaintiffs' claims. Additionally, the court denied the plaintiffs' motions for summary judgment on one of ROI's counterclaims. The plaintiffs have appealed the district court's ruling. Management and legal counsel believe that the likelihood of ROI suffering a material loss is remote.

NOTE 9 - STOCK RIGHTS

Under an employment contract between ROI and one of its stockholders, ROI has the right to repurchase the shares of the stockholder upon his termination of employment for any reason. The repurchase price is based upon a formula specified by contract.

NOTE 10 - EMPLOYMENT AGREEMENTS

ROI maintains employment agreements with certain stockholders. These agreements stipulate the terms of employment and include a three year covenant not to compete which would be effective only in a limited circumstance.


(a)  Financial Statements of Businesses Acquired

   (i). First Ohio Escrow Corporation, Inc.
        Financial Statements
        December 31, 1996





                      FIRST OHIO ESCROW CORPORATION, INC.

                                    CONTENTS



REPORT LETTER                                                             17

FINANCIAL STATEMENTS

   Balance sheet                                                          18

   Statement of Income and Retained Earnings                              19

   Statement of Cash Flows                                                20

   Notes to Financial Statements                                          21




                          Independent Auditor's Report



To the Board of Directors
First Ohio Escrow Corporation, Inc.



We have audited the accompanying balance sheet of First Ohio Escrow Corporation, Inc. as of December 31, 1996 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Ohio Escrow Corporation, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          Plante & Moran, LLP

September 3, 1997


                      FIRST OHIO ESCROW CORPORATION, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1996

ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                           $380,346
 Accounts receivable                                                   38,234
 Prepaid expenses                                                       8,799

     Total current assets                                            $427,379


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable:
  Related party (Note 2)                                              $14,511
  Trade                                                                15,595
 Accrued liabilities                                                   10,346

     Total current liabilities                                         40,452

STOCKHOLDERS' EQUITY
 Common stock - no par value:
  Authorized - 750 shares
  Issued and outstanding - 500 shares                                     500
 Retained earnings                                                    386,427

     Total stockholders' equity                                       386,927

     Total liabilities and stockholders' equity                      $427,379

See Notes to Financial Statements


                      FIRST OHIO ESCROW CORPORATION, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1996



ESCROW INCOME                                                      $1,099,600

DIRECT COSTS
 Bonus - escrow agents                                                 36,308
 Bonus - office staff                                                  16,269
 Employee benefits                                                     27,128
 Payroll                                                              421,930
 Taxes - payroll and other                                             48,830
 Direct selling expenses                                                10,848

     Total direct costs                                               561,313

GROSS PROFIT                                                          538,287

ADMINISTRATIVE EXPENSES                                               283,312

OPERATING INCOME                                                      254,975

OTHER INCOME
 Interest income                                                        13,332

NET INCOME                                                            268,307

RETAINED EARNINGS - Beginning of year                                 316,558

DIVIDENDS                                                            (198,438)

RETAINED EARNINGS - End of year                                   $    386,427

See Notes to Financial Statements


                      FIRST OHIO ESCROW CORPORATION, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996



CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                          $268,307
 Changes in assets and liabilities:
  Increase in accounts receivable - trade                              (9,546)
  Decrease in accounts receivable - other                             133,643
  Increase in prepaid expenses                                         (1,146)
  Increase in accounts payable                                          2,089
  Increase in accrued liabilities                                       3,075

   Net cash provided by operating activities                          396,422

CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends paid                                                      (198,438)

NET INCREASE IN CASH AND CASH EQUIVALENTS                             197,984

CASH AND CASH EQUIVALENTS - Beginning of year                         182,362

CASH AND CASH EQUIVALENTS - End of year                              $380,346

See Notes to Financial Statements


                      FIRST OHIO ESCROW CORPORATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company provides closing and mortgage escrow services on residential real estate transactions in Cleveland, Ohio and surrounding areas.

Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Custodial Funds Held in Escrow - The Company has a fiduciary responsibility for escrow funds on residential real estate transactions that are in the closing process in the amount of $2,473,096 at December 31, 1996. The related trust cash accounts and corresponding liability are not included in the accompanying balance sheet.

Income Tax Status - The Company has elected to be treated as an S Corporation under the Internal Revenue Code. As a result of this election, the taxable income or loss of the Company is included on the stockholders' individual tax returns and a provision for income taxes is not reflected in the Company's financial statements.

401(k) Plan - The Company offers a deferred compensation 401(k) tax savings plan to employees. Under this plan, employees can elect to have a portion of their wages deferred and set aside for retirement. All contributions to the plan are voluntary on the part of employees.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - RELATED PARTY TRANSACTIONS

Substantially all of the Company's revenue is derived from contracted closing services performed for a mortgage company related through common ownership and management. During 1996, the Company has recorded $96,784 of management fee expense for services provided by the related entity. These fees resulted in an unsecured, demand accounts payable balance at December 31, 1996 of $14,511. This payable is non-interest bearing.

The Company is also guarantor on the affiliated mortgage company's bank debt totaling $10,213,589 at December 31, 1996.

NOTE 3 - OPERATING LEASES

The Company leases its offices under an operating lease expiring in 2000. Minimum future rental commitments are as follows:

                  1997                             $  65,410
                  1998                                76,954
                  1999                                78,090
                  2000                                32,876

                     Total                          $253,330

Rent expense for 1996 totaled $70,639.



(a)  Financial Statements of Businesses Acquired

     (i)  First Ohio Mortgage Corporation
          Financial Statements
          December 31, 1996 and 1995


                        FIRST OHIO MORTGAGE CORPORATION

                                    CONTENTS



REPORT LETTER                                                             23

FINANCIAL STATEMENTS

   Balance sheet                                                          24

   Statement of Income and Retained Earnings                              25

   Statement of Cash Flows                                                26

   Notes to Financial Statements                                       27 - 29





                          Independent Auditor's Report



Board of Directors
First Ohio Mortgage Corporation, Inc.



We have audited the accompanying balance sheet of First Ohio Mortgage Corporation, Inc. as of December 31, 1996 and 1995 and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Ohio Mortgage Corporation as of December 31, 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

In accordance with Government Auditing Standards, we have also issued a report dated February 20, 1997 on our consideration of First Ohio Mortgage Corporation's internal control structure and a report dated February 20, 1997 on its compliance with laws and regulations.


                                                 Plante & Moran, LLP

February 20, 1997

                        FIRST OHIO MORTGAGE CORPORATION
                                 BALANCE SHEET



                                                     December 31,   December 31,
                                                         1996           1995
ASSETS

CASH AND CASH EQUIVALENTS                          $  2,765,598   $   974,559

MORTGAGE LOANS HELD FOR SALE                          9,089,634     6,033,780

RECEIVABLES
 Affiliate (Note 2)                                      14,511        23,487
 Fees earned on closed loans                            436,769       272,956
 Employees and other                                     51,557       109,119

FIXED ASSETS (Note 3)                                   306,611       246,826

PREPAID EXPENSES AND OTHER ASSETS                        96,144        76,791

    Total assets                                    $12,760,824    $7,737,518


LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
 Note payable (Note 5)                              $10,213,589    $6,142,377
 Accounts payable:
  Trade                                                 140,894       158,091
  Escrow agent                                          624,297            --
  Affiliate (Note 4)                                    231,817       161,679
 Accrued liabilities                                    415,165       217,039

    Total liabilities                                11,625,762     6,679,186

STOCKHOLDERS' EQUITY
  Common stock - no par value, $500 stated value
  Authorized - 750 shares
  Issued and outstanding - 500 shares                   250,000       250,000
 Retained earnings                                      885,062       808,332

    Total stockholders' equity                        1,135,062     1,058,332

    Total liabilities and stockholders' equity      $12,760,824    $7,737,518

See Notes to Financial Statements


                        FIRST OHIO MORTGAGE CORPORATION
                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                        Year Ended     Year Ended
                                                                       December 31,   December 31,
                                                                           1996           1995
REVENUE
 Loan origination and servicing release fees                           $6,429,549      $5,427,785
 Interest on mortgages                                                    571,646         172,936
 Application and loan fees                                                783,815         594,250
 Management fee income (Note 2)                                            96,784         111,859
 Other income                                                             123,754         110,545

     Total revenue                                                      8,005,548       6,417,375


EXPENSES
 Commissions and processor bonus                                        2,658,788       2,330,022
 Account executives:
  Employee benefits                                                        27,130          22,303
  Payroll taxes                                                           153,807         130,313
 Selling expenses                                                         973,378         929,953
 Operating expenses                                                     3,021,023       2,311,938
 Interest expense                                                         569,692         262,042

     Total expenses                                                     7,403,818       5,986,571

NET INCOME                                                                601,730         430,804

RETAINED EARNINGS - Beginning of year                                     808,332         452,528

DIVIDENDS - $1,050 and $150 per share in 1996 and 1995, respectively     (525,000)        (75,000)

RETAINED EARNINGS - End of year                                       $    885,062   $    808,332

See Notes to Financial Statements

                        FIRST OHIO MORTGAGE CORPORATION
                            STATEMENT OF CASH FLOWS

                                                              Year Ended     Year Ended
                                                             December 31,   December 31,
                                                                 1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                 $    601,730   $    430,804
 Adjustments to reconcile net income to net cash used in
 operating activities:
  Depreciation and amortization                                   84,630         53,904
  Increase in assets:
   Mortgage loans held for sale                               (3,055,854)    (6,033,780)
   Receivables                                                   (97,275)     1,247,634
   Prepaid expenses and other assets                             (19,778)        22,669
  Increase in liabilities:
   Accounts payable                                              677,238        210,755
   Accrued liabilities                                           198,126         30,884

     Net cash used in operating activities                    (1,611,183)    (4,037,130)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of fixed assets                                       (143,990)      (164,902)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from note payable, net                               4,071,212      5,004,382
 Dividends paid                                                 (525,000)       (75,000)

     Net cash provided by financing activities                 3,546,212      4,929,382

NET INCREASE IN CASH AND CASH EQUIVALENTS                      1,791,039        727,350

CASH AND CASH EQUIVALENTS - Beginning of Year                    974,559        247,209

CASH AND CASH EQUIVALENTS - End of Year                       $2,765,598   $     974,559

CASH PAID FOR INTEREST                                       $   570,000   $     265,000

See Notes to Financial Statements

                        FIRST OHIO MORTGAGE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company is engaged in the origination of single-family mortgages in Cleveland, Ohio and surrounding areas for sale to outside investors.

Due to the nature of the assets applicable to mortgage companies, First Ohio Mortgage Corporation feels that an unclassified balance sheet more accurately reflects its financial position.

Significant accounting policies are as follows:

Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Recognition of Revenue - Fee income on sales of mortgage loans is recognized when the related mortgage loans are sold. Fee income from loan origination is recognized on the mortgage closing date. Interest deemed to be collectible on mortgage loans held for sale is credited to income as accrued. Interest expense on related borrowings is expensed as incurred. Due to the short length of time most loans are held and the nature of the costs, there is not a material impact on net income from applying the provisions of Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Nonrefundable Fees and Costs of Originating and Acquiring Loans and Initial Direct Costs of Leases", and, accordingly, there is no deferral of net fees or costs.

Mortgage Loans Held for Sale - Mortgage loans held for sale are valued at the lower of cost or market, determined on an aggregate basis, based upon commitments from investors to purchase such loans and upon prevailing market rates. Mortgage loans at December 31, 1996 and 1995 are due primarily from individual homeowners in Northern Ohio.

Custodial Funds Held in Escrow - The Company has a fiduciary responsibility for escrow funds on mortgage loans held for sale in the amount of $257,453 and $101,926 at December 31, 1996 and 1995, respectively. The related trust cash account and corresponding custodial liability are not included in the accompanying balance sheet.

Fixed Assets - Fixed assets are carried at cost, less depreciation computed on the straight-line method over the estimated useful lives of the respective assets as follows:

            Furniture and fixtures              5 years
            Leasehold improvements              7 years
            Office equipment                    5 years

Loan Commitments and Forward Contracts - The Company commits to loan applicants to lend funds within a specified period at a specified interest rate. Forward contracts for the sale of these loans may be used to hedge the risk of changes in interest rates. Unrealized gains and losses on forward contracts are not recognized until the loan has been sold, except as the forward contract price may affect a write-down of loan inventory to the lower of cost or market.

Income Tax Status - The Company has elected to be treated as an S Corporation under the Internal Revenue Code. As a result of this election, the taxable income or loss of the Company is included on the stockholders' individual tax returns and a provision for income taxes is not reflected in the Company's financial statements.


                        FIRST OHIO MORTGAGE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

401(k) Plan - The Company offers a deferred compensation 401(k) tax savings plan to employees. Under this plan, employees can elect to have a portion of their wages deferred and set aside for retirement. All contributions to the plan are voluntary on the part of employees.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - RECEIVABLE - AFFILIATE

The Company provides management services for an escrow company related through common ownership and management. Management fees charged during 1996 and 1995 totaled $96,784 and $111,859, respectively, and resulted in an unsecured, demand receivable balance at December 31, 1996 and 1995 of $14,511 and $23,487, respectively. This receivable is non-interest bearing.

NOTE 3 - FIXED ASSETS

The detail of fixed assets is as follows:

                                                   1996            1995
            Furniture and fixtures             $  65,734       $  32,956
            Leasehold improvements                30,931          28,942
            Office equipment                     373,141         304,706

               Total cost                        469,806         366,604

            Accumulated depreciation             163,195         119,778

               Net carrying amount              $306,611        $246,826

Depreciation expense was $84,205 and $52,321 in 1996 and 1995, respectively.

NOTE 4 - PAYABLE - AFFILIATE

The Company paid rent and advertising expenses to an entity related by common ownership as follows:

                                                   1996            1995
            Rent                                $213,900        $145,229
            Advertising                          153,739         119,771

                                                $367,639        $265,000

These charges resulted in an unsecured, demand payable balance at December 31, 1996 and 1995 of $231,817 and $161,679, respectively. The payable is non-interest bearing.


NOTE 5 - NOTE PAYABLE

The Company maintains a $13,000,000 line of credit with a bank that expires on April 30, 1997. The line of credit is collateralized by substantially all assets of the Company and guaranteed by companies affiliated through common ownership. Advances on the line of credit can only be drawn with evidence of a committed residential mortgage and each advance is limited to the committed sale price of the related mortgage loan. Repayment of each advance is to be made within fourteen business days of the funding. The line of credit cannot be used to fund any single residential mortgage in excess of $400,000. The interest rate on all advances under the line of credit shall be at a rate per annum equal to the prime rate plus one-quarter percent (8.5% at December 31, 1996).

NOTE 6 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The primary financial instruments are commitments to extend credit and commitments to sell originated mortgage loans. These instruments involve elements of credit and market risk in excess of the amounts recognized in the balance sheet.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract between the time a mortgage loan is approved and closed. Commitments generally have fixed expiration dates or other termination clauses. For each mortgage loan held for sale and commitment to extend credit, the Company has obtained a commitment from an investor to acquire the mortgage loan, thereby reducing market risk and eliminating future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if any, is based on management's credit evaluation of the counterparty. Collateral held is residential real estate. Commitments to extend credit totaled approximately $18,000,000 at December 31, 1996.

NOTE 7 - LEASE COMMITMENTS

The Company has several operating leases for office space and certain equipment expiring through June 2000. The approximate aggregate future minimum lease payments as of December 31, 1996 are as follows:

            1997                                $134,449
            1998                                 142,341
            1999                                 128,388
            2000                                  49,315

            Total                               $454,493

The Company also rents office space and equipment on a month-to-month basis from an entity related through common ownership (Note 4). Rental expense incurred on leases, including rent paid to an affiliate, totaled $319,858 and $251,372 for 1996 and 1995, respectively.



(a)  Financial Statements of Businesses Acquired

     (ii) Realty One, Inc. and Corporate Relocation Management, Inc. Unaudited Combined Financial Statements
          September 30, 1997 and 1996


                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                             COMBINED BALANCE SHEET

                                                                                           (Unaudited)
                                                                                          September 30,
                                                                                               1997
 ASSETS

 ASSETS
 Cash and cash equivalents                                                                $   125,000
 Accounts receivable                                                                          816,000
 Commissions receivable                                                                    14,206,000
 Property and equipment                                                                     8,901,000
 Investments                                                                                  166,000
 Prepaid expenses and other assets                                                          4,725,000

     Total assets                                                                         $28,939,000

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Accounts payable                                                                         $ 3,160,000
 Commissions payable                                                                        7,875,000
 Accrued liabilities                                                                        5,161,000
 Notes payable                                                                              6,652,000

     Total liabilities                                                                     22,848,000

STOCKHOLDERS' EQUITY
 Common stock:
  Voting common stock, no par value, 10,000 shares authorized, issued and outstanding         155,000
  Voting common stock, no par value, 750 shares authorized, issued and outstanding              5,000
  Nonvoting common stock, no par value, 190,000 shares authorized, issued and outstanding   2,954,000
  Additional paid-in capital                                                                  175,000
 Retained earnings                                                                          2,802,000

     Total stockholders' equity                                                             6,091,000

     Total liabilities and stockholders' equity                                           $28,939,000

                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                         COMBINED STATEMENTS OF INCOME


                                                     (Unaudited)
                                       Nine Months Ended     Nine Months Ended
                                          September 30,         September 30,
                                              1997                  1996

REVENUE
 Net brokerage revenue                     $26,903,000           $24,810,000
 Other revenue                               1,647,000               904,000

     Total revenue                          28,550,000            25,714,000


OPERATING EXPENSES
 Compensation and benefits                   9,872,000             9,464,000
 Facilities                                  4,006,000             3,521,000
 General and administrative                  3,762,000             3,453,000
 Marketing and promotion                     4,599,000             4,042,000
 Communications                              1,160,000               790,000

     Total operating expenses               23,399,000            21,270,000

OPERATING INCOME                             5,151,000             4,444,000

OTHER INCOME (EXPENSE)
 Depreciation and amortization              (1,729,000)           (1,621,000)
 Interest, net                                (437,000)             (502,000)
 Miscellaneous                                 157,000               (41,000)

     Total other income (expense)           (2,009,000)           (2,164,000)

     Net income                           $  3,142,000          $  2,280,000



                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                (Unaudited)
                                                                  Nine Months Ended  Nine Months Ended
                                                                    September 30,      December 31,
                                                                        1997               1996
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                        $  3,142,000       $  2,280,000
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                       1,729,000          1,621,000
 Changes in operating assets and liabilities:
   Accounts receivable                                               (4,532,000)        (3,231,000)
   Other assets                                                       1,097,000         (1,917,000)
   Accounts payable and accrued liabilities                           1,774,000            (47,000)
   Commission payable                                                 2,504,000          1,579,000

     Net cash provided by operating activities                        5,714,000            285,000

CASH FLOWS FROM INVESTING ACTIVITIES
 Additions to property and equipment, net                            (1,489,000)          (990,000)
 (Increase) decrease in restricted cash                                      --              6,000
 Gain on sale of investment                                             165,000                     --

     Net cash used in investing activities                           (1,324,000)          (984,000)

CASH FLOWS FROM INVESTING ACTIVITIES
 Payments on capital leases                                            (332,000)          (265,000)
 Payments on notes payable, net of proceeds                          (1,953,000)                --
 Proceeds from notes payable, net of payments                                --          2,053,000
 Dividends paid                                                      (2,518,000)        (1,153,000)

     Net cash (used in) provided by financing activities             (4,803,000)           635,000

NET DECREASE IN CASH AND CASH EQUIVALENTS                              (413,000)           (64,000)

CASH AND CASH EQUIVALENTS - Beginning of period                         538,000           (871,000)

CASH AND CASH EQUIVALENTS - End of period                         $     125,000       $   (935,000)

                              REALTY ONE, INC. AND
                     CORPORATE RELOCATION MANAGEMENT, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION

The combined financial statements include the accounts of Realty One, Inc. (ROI) and Corporate Relocation Management, Inc. (CRM). ROI and CRM have common stockholders. ROI is engaged in real estate brokerage in the Northern Ohio area and CRM is engaged in relocation management and marketing assistance activities including, but not limited to, the acquisition and resale of real estate throughout the United States.

NOTE 2 - UNAUDITED FINANCIAL DATA

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1996.


(a)  Financial Statements of Businesses Acquired

     (ii) First Ohio Escrow Corporation, Inc.
          Unaudited Financial Statements
          September 30, 1997 and 1996



                      FIRST OHIO ESCROW CORPORATION, INC.
                                 BALANCE SHEET



                                                                 (Unaudited)
                                                                September 30,
                                                                     1997
 ASSETS

 ASSETS
 Cash and cash equivalents                                        $326,000
 Accounts receivable                                                34,000
 Other assets                                                       18,000

     Total assets                                                 $378,000


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Accounts payable                                                $220,000
 Accrued liabilities                                                8,000

     Total liabilities                                            228,000

STOCKHOLDERS' EQUITY
 Common stock - no par value:
  Authorized - 750 shares
  Issued and outstanding - 500 shares                               1,000
 Retained earnings                                                149,000

     Total stockholders' equity                                   150,000

     Total liabilities and stockholders' equity                  $378,000

                      FIRST OHIO ESCROW CORPORATION, INC.
                              STATEMENTS OF INCOME

                                                          (Unaudited)
                                              Nine Months Ended   Nine Months Ended
                                                 September 30,       September 30,
                                                     1997                1996
ESCROW INCOME                                      $793,000             $848,000

DIRECT COSTS
 Bonuses                                             46,000               44,000
 Payroll and employee benefits                      378,000              382,000
 Taxes - payroll and other                           99,000                5,000
 Direct selling expenses                              5,000                3,000
     Total direct costs                             528,000              434,000

GROSS PROFIT                                        265,000              414,000

ADMINISTRATIVE EXPENSES                             236,000              211,000

OPERATING INCOME                                     29,000              203,000

OTHER INCOME
 Interest income                                      9,000                9,000

NET INCOME                                        $  38,000             $212,000


                      FIRST OHIO ESCROW CORPORATION, INC.
                            STATEMENTS OF CASH FLOWS

                                                                         (Unaudited)
                                                             Nine Months Ended   Nine Months Ended
                                                               September 30,       September 30,
                                                                    1997                1996
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                      $  38,000             $212,000
 Changes in assets and liabilities:
  Accounts receivable                                                4,000              105,000
  Other assets                                                      (9,000)              (3,000)
  Accrued liabilities                                              188,000               17,000

   Net cash provided by operating activities                       221,000              331,000

CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends paid                                                   (275,000)            (198,000)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (54,000)             133,000

CASH AND CASH EQUIVALENTS - Beginning of period                    380,000              182,000

CASH AND CASH EQUIVALENTS - End of period                         $326,000             $315,000

                      FIRST OHIO ESCROW CORPORATION, INC.
                         NOTES TO FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION

The Company provides closing and mortgage escrow services on residential real estate transactions in Cleveland, Ohio and surrounding areas.

NOTE 2 - UNAUDITED FINANCIAL DATA

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1996.


(a)  Financial Statements of Businesses Acquired

     (ii) First Ohio Mortgage Corporation
          Unaudited Financial Statements
          September 30, 1997 and 1996


                        FIRST OHIO MORTGAGE CORPORATION
                                 BALANCE SHEET



                                                              (Unaudited)
                                                             September 30,
                                                                 1997
 ASSETS

 ASSETS
 Cash and cash equivalents                                  $ 1,121,000
 Accounts receivable                                            415,000
 Fixed assets                                                   394,000
 Mortgage loans held for sale                                 8,414,000
 Prepaid expenses and other assets                              132,000

     Total assets                                           $10,476,000


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Accounts payable                                           $   125,000
 Accrued liabilities                                            441,000
 Note payable                                                 9,084,000

     Total liabilities                                        9,650,000

STOCKHOLDERS' EQUITY
 Common stock - no par value, $500 stated value:
  Authorized - 750 shares
  Issued and outstanding - 500 shares                           250,000
 Retained earnings                                              576,000

     Total stockholders' equity                                 826,000

     Total liabilities and stockholders' equity             $10,476,000



                        FIRST OHIO MORTGAGE CORPORATION
                              STATEMENTS OF INCOME

                                                         (Unaudited)
                                            Nine Months Ended   Nine Months Ended
                                               September 30,       September 30,
                                                   1997                1996
REVENUES
 Fee revenue                                    $5,483,000          $5,288,000
 Other                                             173,000             156,000

     Total revenue                               5,656,000           5,444,000
DIRECT COSTS
 Bonuses                                            92,000              71,000
 Payroll and employee benefits                   1,360,000           1,151,000
 Direct selling expenses                         2,739,000           2,806,000

     Total direct costs                          4,191,000           4,028,000

GROSS PROFIT                                     1,465,000           1,416,000

ADMINISTRATIVE EXPENSES                          1,245,000             859,000

OPERATING INCOME                                   220,000             557,000

OTHER INCOME (EXPENSE)
 Interest, net                                      35,000             (46,000)

NET INCOME                                    $    255,000        $    511,000



                        FIRST OHIO MORTGAGE CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                           (Unaudited)
                                                                Nine Months Ended   Nine Months Ended
                                                                  September 30,       September 30,
                                                                      1997                1996
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                          $255,000            $511,000
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                        73,000              58,000
 Changes in assets and liabilities:
  Accounts receivable                                                  88,000            (184,000)
  Prepaid expenses and other assets                                   (37,000)            (51,000)
  Mortgage loans held for sale                                        676,000           1,276,000
  Accrued liabilities                                                (846,000)            133,000

   Net cash provided by operating activities                          209,000           1,743,000

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of fixed assets                                            (160,000)           (130,000)

CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on note payable, net of proceeds                         (1,130,000)           (183,000)
 Dividends paid                                                      (564,000)           (525,000)

   Net cash used in financing activities                           (1,694,000)           (708,000)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (1,645,000)            905,000

CASH AND CASH EQUIVALENTS - Beginning of period                     2,766,000             975,000

CASH AND CASH EQUIVALENTS - End of period                          $1,121,000          $1,880,000

                        FIRST OHIO MORTGAGE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION

The Company is engaged in the origination of single-family mortgages in Cleveland, Ohio and surrounding areas for sale to outside investors.

NOTE 2 - UNAUDITED FINANCIAL DATA

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1996.

b) Unaudited Pro Forma Condensed Consolidated Financial Statements Insignia Financial Group, Inc. and Subsidiaries



UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   On October 13, 1997, Insignia Financial Group, Inc. ("Insignia" or the "Company") acquired the outstanding stock of Realty One, Inc. and its affiliated companies, including First Ohio Escrow Corporation, Inc., First Ohio Mortgage Corporation and Corporate Relocation Management, Inc. (collectively "Realty One") pursuant to a Stock Purchase Agreement dated as of September 18, 1997.

   The purchase price was approximately $40 million, of which $36 million was paid in cash and the balance paid through the issuance of Insignia common stock. The cash portion of the purchase was financed by borrowings under the Company's syndicated Revolving Credit Facility.

   Realty One, headquartered in Cleveland, provides full service residential brokerage services throughout northeast Ohio for more than 90 residential builders and handles more than 20,000 transactions valued at more than $2.5 billion annually. The Realty One affiliated companies are engaged in the business of providing residential mortgage services, escrow services, relocation services and other related real estate services.

   The following Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997, and Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 1997, and the year ended December 31, 1996, give effect to the acquisition of Realty One and related borrowings under the Revolving Credit Facility, as if effected at such date, in the case of the pro forma balance sheet, or at January 1, 1996, in the case of the pro forma statements of income.

   The pro forma statements have been prepared by management of the Company and are based on the historical financial statements of Insignia and Realty One, giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. These pro forma statements may not be indicative of the actual results that may have occurred if the combination had been in effect on the dates indicated or which may be experienced in the future. The pro forma statements should be read in conjunction with the financial statements and corresponding footnote disclosures of Insignia included in Form 10-K filed March 25, 1997, which is incorporated herein by reference, and of Realty One and affiliated companies included elsewhere herein.

(b) Unaudited Pro Forma Condensed Consolidated Financials (Continued) Insignia Financial Group, Inc. and Subsidiaries
     Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
     September 30, 1997
     (In thousands)

                                                                                                Pro Forma
                                                                                   Pro Forma     Balance
ASSETS                                                   Insignia    Realty One   Adjustments    Sheet
 Cash and cash equivalents                              $  89,427     $  1,572    $  4,718(a) $  95,717
 Receivables                                               73,657       15,472     (14,419)(b)   74,710
 Property and equipment                                    15,170        9,294      (4,683)(c)   19,781
 Investments in real estate limited partnerships and
  other securities                                        150,395           --          --      150,395
 Mortgage loans held for sale                                  --        8,414          --        8,414
 Apartment property                                        21,556           --          --       21,556
 Property management contracts                            118,035           --          --      118,035
 Cost in excess of net assets of acquired businesses       81,744           14      45,284(d)   127,042
 Other assets                                              18,784        5,027      (2,831)(e)   20,980
    Total assets                                         $568,768      $39,793   $  28,069     $636,630

LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
  Accounts payable                                     $    8,767      $11,380     $(6,782)(f)$  13,365
  Commissions payable                                      30,841           --          --       30,841
  Accrued and sundry liabilities                           50,893        5,610       1,718(g)    58,221
  Notes payable                                            39,117       15,736      36,000(h)    90,853
  Non-recourse mortgage note payable                       19,300           --           --      19,300
Total liabilities                                         148,918       32,726      30,936      212,580

Company-obligated manditorily redeemable
 convertible preferred securities of a subsidiary
 trust holding solely debt securities of the Company      143,993           --          --      143,993

 Minority interest in consolidated subsidiaries            52,778           --          --       52,778
 Stockholders' Equity:
  Common stock, Class A, par value
   $0.01 per share                                            291        3,539      (3,537)(i)      293
  Additional paid-in capital                              191,464          167       4,031(j)   195,662
  Retained earnings                                        31,324        3,361      (3,361)(k)   31,324
Total stockholders' equity                                223,079        7,067      (2,867)     227,279

Total liabilities and stockholders' equity               $568,768      $39,793     $28,069     $636,630

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(b) Unaudited Pro Forma Condensed Consolidated Financials (Continued) Insignia Financial Group, Inc. and Subsidiaries
     Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet September 30, 1997
     (In thousands)

                                                                                   Increase (Decrease)
                                                                                      September 30,
                                                                                           1997
ASSETS
(a) Represents the excess cash proceeds from draw on revolving credit facility
     for purchase                                                                          $  4,718

(b) Represents the removal of receivables to conform with Insignia
     accounting policy                                                                      (14,419)

(c) Represents the removal of property and equipment not acquired
     and to adjust remaining assets to fair market value                                     (4,683)

(d) Represents the pro forma adjustment to record the portion of purchase price allocated to goodwill (Purchase consideration of approximately $65.7 million, including assumed liabilities of $25.6 million, less the fair market
     value of assets acquired of $20.4 million)                                              45,284

(e) Represents the removal of other assets not acquired                                      (2,831)

        Total assets effect                                                                 $28,069

LIABILITIES AND STOCKHOLDERS' EQUITY
(f)  Represents the removal of trade payables not assumed                                   $(6,782)

(g)  Represents the recording of a purchase deferred payment                                  1,750
      Represents the recording of estimated accrued acquisition costs                           325
      Represents the removal of accrued expenses not assumed                                   (357)
                                                                                              1,718
(h)  Represents the increase in notes payable due to acquisition borrowings
      under the revolving credit facility                                                    36,000

(i)  Issuance of 210,000 shares of common stock, with a fair value of $4.2 million, in connection with the purchase
      Par value of common stock issued                                                            2
      Represents the removal of Realty One common stock                                      (3,539)
                                                                                             (3,537)

(j)  Paid-in capital portion of common stock issued                                           4,198
      Represents the removal of Real One paid-in capital                                       (167)
                                                                                              4,031

(k)  Represents the removal of Realty One retained earnings                                  (3,361)

        Total liabilities and stockholders' equity effect                                   $28,069


(b)  Unaudited Pro Forma Condensed Consolidated Financials (Continued)
      Insignia Financial Group, Inc. and Subsidiaries
      Pro Forma Condensed Consolidated Statement of Income (Unaudited)
      For the Year Ended December 31, 1996
      (In thousands, except share and per share data)

                                                                                           Pro Forma
                                                                              Pro Forma     Income
                                                    Insignia    Realty One  Adjustments    Statement
REVENUES
 Fee based services                                 $215,623      $84,435   $       --    $300,058
 Interest                                              3,104           18          (3)(a)    3,119
 Other                                                 2,327        3,389      (1,719)(b)    3,997
 Apartment property                                    6,020           --          --        6,020
                                                     227,074       87,842      (1,722)     313,194

COSTS AND EXPENSES
 Fee based services                                  164,830       73,459      (1,324)(c)  236,965
 Administrative                                        7,216        7,837        (261)(d)   14,792
 Apartment property                                    3,034           --          --        3,034
 Interest                                             12,918        1,336       2,552(e)    16,806
 Apartment property interest                           1,812           --          --        1,812
 Depreciation and amortization                        23,031        2,203       1,811(f)    27,045
 Apartment property depreciation                         901           --           --          901
                                                     213,742       84,835       2,778      301,355

Equity earnings - limited partnership interests        3,590           --          --        3,590

Minority interest in consolidated subsidiaries        (1,976)          --           --      (1,976)

INCOME BEFORE INCOME TAXES                            14,946        3,007      (4,500)      13,453

 Provision for income taxes                            5,680           --        (568)(g)    5,112

NET INCOME BEFORE EXTRAORDINARY ITEM              $    9,266     $  3,007    $ (3,932)   $    8,341
Earnings per common share before extraordinary         $0.29                                  $0.26
item

Weighted average common shares outstanding and
 dilutive common stock equivalents                31,560,650                  210,000(h) 31,770,650

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

 (b) Unaudited Pro Forma Condensed Consolidated Financials (Continued) Insignia Financial Group, Inc. and Subsidiaries
      Pro Forma Condensed Consolidated Statements of Income (Unaudited) For the Nine Months Ended September 30, 1997
      (In thousands, except share and per share data)

                                                                                                    Pro Forma
                                                                                    Pro Forma        Income
                                                       Insignia      Realty One    Adjustments      Statement
REVENUES
 Fee based services                                    $246,131        $71,364    $       --       $317,495
 Interest                                                 3,230             48            --          3,278
 Other                                                      328          1,987            --          2,315
 Apartment property                                       4,941             --            --          4,941
                                                        254,630         73,399            --        328,029

COSTS AND EXPENSES
 Fee based services                                     197,921         62,436            --        260,357
 Administrative                                           8,633          4,730            --         13,363
 Apartment property                                       2,336             --            --          2,336
 Interest                                                 4,729            441         1,916(e)       7,086
 Apartment property interest                              1,114             --            --          1,114
 Depreciation and amortization                           23,044          1,804         1,359(f)      26,207
 Apartment property depreciation                            725             --            --            725
 Release fee                                              5,000             --            --          5,000
                                                        243,502         69,411         3,275        316,188

Equity earnings - limited partnership interests           5,890             --            --          5,890

Minority interest in consolidated subsidiaries           (9,139)            --            --         (9,139)

INCOME BEFORE INCOME TAXES                                7,879          3,988        (3,275)         8,592

 Provision for income taxes                               3,152            552          (267)(g)      3,437

NET INCOME                                           $    4,727       $  3,436      $ (3,008)    $    5,155

Earnings per common share                                 $0.15                                       $0.16

Weighted average common shares outstanding and
 dilutive common stock equivalents                   32,422,548                      210,000(h)  32,632,548

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

(b)  Pro Forma Condensed Consolidated Financials (Continued)
     Insignia Financial Group, Inc. and Subsidiaries
     Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income (In thousands, except share data)

                                                                              Income Increase (Decrease)
                                                                          Year Ended     Nine Months Ended
                                                                       December 31, 1996 September 30, 1997
PRO FORMA ADJUSTMENTS

REVENUES
(a) Represents the removal of interest income from
     property management operations not acquired                           $       (3)     $          --

(b) Represents the removal of other income from
     property management operations not acquired                               (1,719)                --
       Total revenue effect                                                    (1,722)                --

COSTS AND EXPENSES
(c) Represents the removal of expenses from
     property management operations not acquired                                1,324                 --

(d) Represents the removal of administrative expenses from
     property management operations not acquired                                  261                 --

(e) Represents the pro forma interest adjustment from
     borrowings under the revolving credit facility (the effect of a
     1/8 percent variance in interest rates would result in a change in pro forma interest of approximately $45,000 for December 31,
     1996 and $34,000 for September 30, 1997)                                  (2,552)            (1,916)

(f) Represents the pro forma amortization adjustment for the
     purchase price allocated to goodwill (25 yr. straight line)               (1,811)            (1,359)
       Total Costs and Expense Effect                                          (2,778)            (3,275)

(g) Income tax effect                                                             568                267

     Adjustment to income before extraordinary item                         $  (3,932)         $  (3,008)

SHARE DATA
(h) Increase in weighted average common shares
     outstanding and dilutive common stock equivalents:
   Issuance of common stock in connection with the
     purchase of Realty One                                                   210,000            210,000
                                                                              210,000            210,000